Exhibit 99.1

PharmaCyte Biotech Appoints Dr. Michael M. Abecassis to Board of Directors

LAGUNA HILLS, CA, July 10, 2017 (GLOBE NEWSWIRE) -- PharmaCyte Biotech, Inc. (OTCQB: PMCB), a clinical stage biotechnology company focused on developing targeted therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced the appointment of Dr. Michael M. Abecassis to its Board of Directors.

Dr. Abecassis is a renowned transplantation surgeon at the Northwestern University Feinberg School of Medicine who has demonstrated outstanding leadership qualities in academia, in the clinic and throughout his career in medicine – a career that spans over 30 years. Dr. Abecassis is the Director of the Comprehensive Transplant Center of the Feinberg School of Medicine. He is also the Chief of Transplant Surgery in the Department of Surgery at Feinberg and a James Roscoe Miller Distinguished Professor of Medicine at Feinberg.

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, stated, “We are excited about and honored to have Dr. Abecassis join our Board of Directors. He is a world-renowned physician who has demonstrated skills in the medical profession at the highest levels. His stellar career in research and his outstanding work in the clinic, together with his business experience and acumen, bode well for PharmaCyte. Dr. Abecassis is expected to contribute considerably to our success as a biotech company.”

Commenting on his appointment, Dr. Abecassis said, “I too am excited to join PharmaCyte’s Board. This is a company built upon a cellular platform technology that is transformational in nature. The opportunities for growth in cellular therapies to treat diseases are limitless. The Cell-in-a-Box® technology appears to be an ideal vehicle to capitalize on these opportunities.”

Dr. Abecassis received his MD degree from the University of Toronto in 1983 and was awarded an MBA degree from the Kellogg School of Management at Northwestern University in 2000. After his postgraduate tenure in Toronto, Dr. Abecassis began his clinical career as Assistant Professor of Surgery and Director of Liver Transplantation and Hepatobiliary Surgery at the University of Iowa. Dr. Abecassis was recruited by Northwestern University in 1993 to become its Director of Liver Transplantation. There he initiated Northwestern’s liver transplant program. In 2004, Dr. Abecassis was named Chief of the Division of Transplantation at the Feinberg School of Medicine. He became Founding Director of the Comprehensive Transplant Center at Northwestern in 2009 and was appointed Dean for Clinical Affairs at the Feinberg School of Medicine in 2008, serving until 2011.

Dr. Abecassis has received continuous funding from the National Institutes of Health (NIH) for the past 15 years. He is the principal investigator in research that includes both laboratory and clinical studies. He is also the principal investigator of the clinical core of the NIH Genomics of Transplantation Cooperative Research Program. Dr. Abecassis has trained numerous clinical and research fellows.

Dr. Abecassis is a member of many national and international professional societies, including the Society of University Surgeons and the American Surgical Association and was President of the American Society of Transplant Surgeons 2010-2011. He has served and continues to serve on the Editorial Boards of major scientific journals (Hepatology, Surgery, Transplantation and Liver Transplantation) and is a reviewer for all major journals related to surgery and transplantation. He has served as a member of NIH grant study sections and special emphasis panels relating to both transplantation and virology.  He is a permanent member of the National Institute of Allergy and Infectious Diseases (NIAID) study section for career development and training grants.

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Dr. Abecassis has been a course director for the American Society of Transplant Surgeons Leadership Development Program since 2010 and was course director for the Advanced Leader Development Program in 2013 at Northwestern’s Kellogg School of Management. He was a voting member of the Medicare Coverage Advisory Committee and served on the United HealthCare Group Physician Advisory Board on Healthcare Performance and Quality. Dr. Abecassis has been a member of various local, regional and national regulatory committees and has published seminal papers on both the regulatory and financial aspects of transplantation, including the Healthcare Reform and the Affordable Care Act.

About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology will be used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and results in no treatment related side effects.

PharmaCyte’s therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce, store and release insulin in response to the levels of blood sugar in the human body. The encapsulation will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement because of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements due to the impact of numerous risk factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: Info@PharmaCyte.com

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